Consent of Independent Registered Public Accounting Firm

Board of Directors

Elephant Talk Communications Corporation

We consent to the incorporation of our reports dated April 2, 2013, with respect to the consolidated financial statements of Elephant Talk Communications Corporation, and the effectiveness of internal control over financial reporting of Elephant Talk Communications Corporation included in this Annual Report (Form 10-K) of Elephant Talk Communications Corporation for the year ended December 31, 2012. Our report relating to the consolidated financial statements included an explanatory paragraph regarding the company’s ability to continue as a going concern.

/s/ BDO USA, LLP
Los Angeles, California
April 2, 2013